Exhibit 10.2
Agreement Date: June 26, 2014

Chief Kojo Aidoo
BAYCHESTER PETROLEUM LIMITED
TEMA Ghana

Re:	Business Partner and Advisory Agreement

Dear Chief Kojo Aidoo:

The purpose of this letter agreement (the "Agreement") is to confirm and set forth the terms and conditions of the engagement of BAYCHESTER Petroleum, a GHANAIAN limited company (the "Partner"), by Eos Petro, Inc., a Nevada corporation (the "Company"), to render certain oil and gas Services (defined below) to the Company subject to the following terms and conditions:

1.           Definition of Services. For the purposes of this Agreement, "Services" is defined as:

(a)           making itself reasonably available for consultation on such business matters as may be determined by the Company's Chief Executive Officer ("CEO") and/or Chairman ("Chairman");

(b)           advising the Company on strategic partnerships;

(c)           assisting Company in the acquisitions of onshore and offshore concessions in the West African region;

(d)           assisting the Company in developing a business and/or strategic plan;

(e)           assisting the Company in heightening investor awareness of the Company by introducing  the Company's management to: various related corporations in the region and strategic partners.; members of the media such as Broadcasting Channels in each region; stock brokers; and "sell side" analysts, as appropriate; and

(f)           utilizing Partners network of contacts to introduce the Company to potential board members, advisers, technical and managerial employees and consultants.

2.           Engagement.  The Company hereby engages Partner to perform the Services on a best efforts basis upon the terms and conditions set forth in this Agreement.  Partner accepts this engagement.  During the terms of its engagement, Partner will consult with the Company in developing business plans, marketing plans, strategic models and strategic strategies.  The Partner will assist the Company in organizing its due diligence materials, preparing Company presentations and making the Company’s material information available to appropriate parties.

Appropriate parties are, but not limited to, potential underwriters, merger and acquisition candidates, commercial and strategic partnerships and joint venture relationships. Partner may perform other services as agreed by the parties.  The parties agree that Partner is not a registered broker/dealer and Partner will not be required to engage in the offer or sale of securities on behalf of the Company.  While Partner has relationships and contacts with various investors, broker/dealers, underwriters, and investment funds, Partner’s participation in the offer or sale of the Company’s securities shall be limited to that of a Partner to the Company and as a "finder" of investors, broker/dealers and funds.  The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company’s securities shall be handled by the Company or by one or more FINRA member firms engaged by the Company.

3.           Compensation to the Partner. The Company will compensate Partner as follows (collectively referred to herein as the “Compensation”):

(a)           On or about October 3, 2011, Partner entered into a Business Partner and Advisory Agreement (the “Original Agreement”) with Eos Global Petro, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Eos Global”), pursuant to which Partner was entitled to certain compensation. The Company acknowledges that, as of the date of this Agreement, Eos Global owes to Partner an aggregate of $35,000.00 in compensation under the Original Agreement (“Original Compensation”). The Company hereby agrees to pay the Original Compensation to Partner no later than ten business days after August 31, 2014. So long as Partner receives the Original Compensation in accordance with the immediately preceding sentence, Partner hereby agrees that: (i) Partner shall consider all of Eos Global’s obligations under the Original Agreement satisfied in full; and (ii) Partner shall be entitled to no further compensation from the Original Agreement, including but not limited to the shares of common stock referenced in Section 2(a)(ii) of the Original Agreement.

(b)           Commencing July 1st, 2014, and continuing on the first calendar day of every month thereafter that this Agreement remains in effect, the Company will pay Partner a monthly fee of $10,000.00 for Services rendered, provided, however, that the Company reserves the right to audit and review the Services provided to Company every three months, and if the Company determines that the Services rendered are not commensurate with $10,000.00 a month in compensation (or documentation provided by Partner for the audit upon request of the Company is inadequate to support $10,000.00 a month in compensation for Services rendered), the Company may, in its sole and absolute discretion, upon written notice to Partner, immediately decrease or terminate any and all remaining future monthly cash fee payments to Partner to be provided pursuant to this Section 3(b), and continue to do so every three months upon continued audits.

(c)           The Company has, as of the date first written above, made certain applications to acquire concessions in Ghana. If the Ministry of Energy formally invites the Company to a meeting to negotiate the terms of a deal regarding the Company’s acquisition of any such concession, within 5 business days of the last date of such meeting (or, if the Company declines to attend such meeting, within 30 calendar days of its receipt of such invite), regardless of the outcome of such meeting, the Company will pay to Partner an additional $35,000.00 for Services rendered in connection therewith. In the event the Company consummates any other business arrangement as a result of Partner’s introduction or contact not covered by the immediately preceding sentence, Partner may be entitled to a bonus fee payable in cash at the sole and absolute discretion of the Board of Directors of the Company, and subject to such further terms and conditions as the Board of Directors of the Company may reasonably require.

(d)           In addition to the other compensation referenced above, the Company will reimburse the Partner for pre-approved travel and business expenses in connection with Partner’s performance of the Services.

4.           Compensation Not for Offers.  The Company acknowledges and agrees that all compensation received by Partner pursuant to this Agreement shall be in consideration Partner’s consulting and advisory Services.  It is further acknowledged and agreed that the Services do not include, and no compensation was paid to Partner in connection with, the offer and sale of securities in a capital-raising transaction.

5.           Obligations of the Company.

(a)           The Company agrees to take all necessary and appropriate steps to authorize all actions required by this Agreement.

(b)           The Company will furnish to Partner all information Partner may reasonably request to facilitate Partner’s performance of Partner services, including, but not limited to, access to company facilities, members of the management, and copies of management reports, budgets and the like.

6.           Representations and Warranties of the Company.  The Company represents and warrants that any information furnished to Partner for use in any business plans, marketing plans, strategic models or strategies, and/or business arrangement(s), to the best of the Company's knowledge and belief will contain no untrue statement of any material fact nor omit any material fact which would make the information misleading.  The Company further warrants that if the circumstances relating to information or documents furnished to Partner change at any time, the Company will inform Partner promptly of the changes and immediately deliver to Partner documents or information necessary to ensure the continued accuracy and completeness of all information and documents.

7.           Representations, Warranties and Covenants of Partner.  In addition to and in furtherance of the representations and warranties contained in paragraph 8 below, Partner represents, warrants and covenants to the Company that:

(a)            Partner will not, in relation to the execution of this Agreement or the performance of services hereunder, to the best of Partner’s officers’ knowledge and belief, make any untrue statement of material fact.

(b)           To the best of Partner’s officers’ knowledge and belief, all actions taken by it, on behalf of the Company, in connection with its’ Partner services will be conducted in compliance with all applicable international, state and federal laws.

(c)           Partner shall comply with any procedures that might be reasonably imposed by the Company or its legal counsel to ensure compliance with such laws.

8.           Foreign Corrupt Practices Compliance, Representations & Warranties.

(a)           The parties acknowledge that Company and all of its employees, officers, directors and representatives are subject to the United Stated Foreign Corrupt Practices Act (“FCPA”) and the United Kingdom Bribery Act (the “Bribery Act,” and together with the FCPA, the “Acts”) and that, accordingly, all of Partner’s activities under or in connection with this Agreement are subject to the requirements of the Acts.  Partner warrants that it has read and understands the full text of the Acts.  Partner further warrants and agrees that it and all who act on its behalf will fully aid faithfully comply with all requirements of the Acts, as the same may hereafter be amended from time to time, in connection with all of their activities under or in respect of this Agreement. Specifically, Partner warrants and agrees that neither it nor anyone acting on its behalf will pay, offer or promise to pay, authorize the payment of or give anything of value to any foreign government official, political party or political candidate, any public international organization official or any other person with the knowledge that the payment, promise or gift, in whole or in part, will be passed on to any of the foregoing in order to influence an official act or decision that will assist the Company or the Partner in securing an improper advantage or in obtaining or retaining business or in directing business to any other person or entity. Partner acknowledges that no employee, officer or other representative of Company is authorized to waive Company’s compliance with this paragraph 8 of the Agreement.

(b)           Partner has disclosed to Company in writing the names of all persons and entities who have a beneficial ownership interest in Partner.  Partner shall immediately notify Company in writing in the event any change in such beneficial ownership occurs or is expected to occur.  Partner represents and warrants that neither it nor any person or entity acting on its behalf is or while this Agreement is in force will become, except with the prior written consent and approval of Company, a government entity, a government official, a political party, a political candidate, a public international organization or a public international organization official.  Company shall have the right to immediately terminate this Agreement for cause upon receipt of any such notice if Company’s continuation of its relationship with Partner under this Agreement following the actual or proposed change of Partner’s beneficial ownership would constitute a violation of the Acts, or in the event of any breach in any of the other representations in this paragraph 8.

(c)           Partner agrees that all invoices, reports, statements, books and other records which it or any other person or entity acting on its behalf prepares or submits will be true and accurate in all respects, will fully and accurately describe Services rendered and the nature and recipient of expenditures and or payments made and will not fail to reveal any material information which Company may require in order to accurately prepare its own books and records.  Company shall be entitled to immediately terminate this Agreement for cause in the event of any breach of the foregoing undertaking.

(d)           Company shall maintain accurate, written books and records regarding all activities conducted pursuant to this Agreement.  Company shall have the right to cause an audit of the Partner’s books and records to be conducted by an independent auditor at any time upon reasonable notice.  Partner shall cooperate fully with any such independent audit.

(e)           In the event Company terminates this Agreement pursuant to this paragraph 8, no further payment of any kind shall be due Partner, if any such termination occurs as a result of Second Party’s failure to comply with the Acts, and Partner shall promptly refund to Company all amounts previously paid to Partner by Company pursuant to this Agreement.  Partner shall indemnify and hold Company, its affiliated companies and their respective officers, directors and employees harmless from any claim, liability, fine, penalty, loss or damage that arises as a result of Partner’s failure or alleged failure to comply with its obligations under this Agreement.  The remedies set forth herein are not exclusive and Company shall have the right to pursue any other remedy, right or recovery which may be available to it under applicable law.  For purposes of any action seeking to enforce such indemnity, Partner agrees to submit to the jurisdiction of the state and federal courts of the State of California and that an order of enforcement in respect of any judgment rendered by such Court may be validly entered in any court having jurisdiction over any of Partner’s assets.

9.           Review and Approval of Documentation.  The Company shall have the right to review and approve, prior to distribution, the content of any business or marketing plans, strategic models or strategies, funding strategies or disclosure or offering documents prepared by Partner.

10.           Cooperation of Parties.  The Company and its counsel shall cooperate with Partner and its counsel with respect to the preparation of any due diligence investigation of the Company. In addition, the Company shall cooperated with Partner in preparing any Company business plans, marketing plans, strategic models and strategies, and any other related documentation, as may be required in the rendering of Partner services to the Company.

11.           No Obligation to Consummate Transactions.  The Company shall not be obligated to enter into any business arrangement presented to it by Partner.  Partner shall have no authority to make any representations on behalf of the Company or to otherwise bind the Company.  If the Company elects to consummate a transaction presented to it by or as a result of the efforts of Partner, the final terms of the transaction shall be subject to negotiation by the Company and its legal counsel.  The parties understand and acknowledge that neither party has represented to or assured the other that a business arrangement will actually be entered into as a result of Partner’s services hereunder.

12.           Indemnification of Partner.  The Company agrees to indemnify and hold the Partner and each of its affiliates, directors, officers, employees, agents and any person controlling a person or entity (hereinafter "Indemnified Person") harmless against any losses, actions, proceedings, claims, damages, liabilities, whether joint or several, arising under any statute, common law, or otherwise, which arises in connection with or based upon any document or representation provided by the Company or transaction entered into by the Company contemplated by this

Agreement.  The Indemnified Person shall be entitled to reimbursement of any travel, legal or other out-of-pocket expenses reasonably incurred by the Indemnified Person.  This indemnification shall include any amounts paid in settlement, if such settlement is effected with the written consent of the Company.  The foregoing indemnity shall be in addition to any other rights which an Indemnified Person may have at common law or otherwise.

13.           Term and Termination of Agreement.  Unless otherwise terminated pursuant to this paragraph or paragraph 8, this Agreement shall remain in full force and effect for a term of 1 year. Thereafter, the Company and Partner may elect to extend the term of this Agreement for an additional year.  Either party may terminate this Agreement by giving 30 days’ advanced notice in writing to the other party.

14.           Other Engagements. During the term of this Agreement, Partner shall be the lead strategic Partner to the Company in connection with the Services.  The Company agrees not to enter into any similar or like agreement with any other party in relation to the West African region during this period without the prior written consent of Partner.  In connection with the foregoing, Partner acknowledges that, as of the date of this Agreement, the Company has made available to it a list of the Company’s existing third party advisors. Partner hereby approves the Company’s employment of all such advisors and acknowledges that such employment will not conflict with the terms of this Agreement. Company hereby acknowledges that the existence of such other advisors will in no way reduce the compensation owed to Partner under this Agreement.

15.           Survival.  The indemnity provisions set forth in paragraph 12, the non-circumvention provisions set forth in paragraph 22 and the Foreign Corrupt Practice compliance and reimbursement requirements set forth in paragraph 8 shall survive any termination of this Agreement.

16.           Rights of Parties.  Partner shall be entitled to assign all of its rights and obligations hereunder to a designee upon the prior written consent of Company, which shall not be unreasonably withheld.  As long as the Company’s written consent has been obtained, an assignment shall be effective upon the execution by the assignee of a counterpart of this Agreement.  Upon assignment, the term "Partner", as used herein, shall refer to the assignee.  Except as otherwise provided above, no party shall be entitled to transfer or assign any of its rights or obligations under this Agreement without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of, the parties and their respective successors and assigns. In the event the Company merges into or is otherwise acquired by a public company (a "Public Company"), the Company shall cause the Public Company to assume this agreement and the obligations.

17.           Legal Counsel: Waiver of Conflict of Interest.  The parties have had the opportunity to review the terms of this Agreement with their legal counsel and have either obtained the advice of legal or do hereby expressly waive their right to seek such legal counsel in connection with this transaction.

18.           Governing Law.  This Agreement shall be interpreted in accordance with the laws of the State of California.

19.           Attorneys’ Fees.  Should it become necessary to enforce any provision of this Agreement the prevailing party shall be entitled to recover fees and costs including but not limited to reasonable attorneys’ fees.

20.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, representations and statements, if any, whether oral or written.  No modification of this Agreement shall be valid or binding unless in writing and signed by both parties.

21.           Headings.  The headings used in this Agreement have been inserted for convenience only and are not to be considered in construing the meaning of the Agreement.

22.           Non-Circumvention.   Each party agrees that for a period of two (2) years from the date of this Agreement it will not circumvent this agreement by contacting, for the purpose of initiating a business relationship that excludes the other party, in any way any party introduced to it by the other party related to the purpose, without the prior written consent of that party, which written consent may be in the form of letter, fax, scanned document or email and  Unless a party is given prior written authorization, the parties agree to pay the injured party a commission of one and a half percent (1.5%) of all revenues gained from the business  in violation of any of the foregoing, and such commission shall be due and payable within thirty (30) days after the revenue has been earned by that party.

23.           Execution.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Facsimile or other electronic signatures shall be accepted by the parties as originals.

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THIS AGREEMENT is acknowledged and agreed to by the undersigned as of the date first written above.

“COMPANY”
EOS PETRO, INC.

/s/ Nikolas Konstant
By: Nikolas Konstant
Its: Chairman and CFO

“PARTNER”
BAYCHESTER PETROLEUM LTD.

/s/ Kojo Aidoo
By: Kojo Aidoo
Its: CEO